Exhibit 99.1
news release

February 25, 2009	For Immediate Release

Employers Holdings, Inc. Reports Fourth Quarter and Full Year 2008 Earnings, Extends Stock Repurchase Program and Announces Dividend

Reno, Nevada—February 25, 2009—Employers Holdings, Inc. (“EHI” or the “Company”) (NYSE:EIG) today reported net income for the fourth quarter of 2008 of $15.9 million or $0.32 per share compared with $31.8 million or $0.64 per share in the fourth quarter of 2007. Net income includes amortization of the deferred reinsurance gain related to the Loss Portfolio Transfer (“LPT”) Agreement. Consolidated net income before the impact of the LPT (the Company’s non-GAAP measure described below) was $11.3 million or $0.23 per share in the fourth quarter of 2008 compared with $27.4 million or $0.55 per share in the fourth quarter of 2007.

Net income for the year ended December 31, 2008 decreased 15.4% to $101.8 million or $2.07 per share from $120.3 million or $2.32 per pro forma share for the same period in 2007.  Net income before the impact of the LPT for the year ended December 31, 2008 was $83.4 million or $1.69 per share compared with $102.2 million or $1.98 per pro forma share for the same period in 2007.

As of December 31, 2008, total stockholders’ equity increased to $444.7 million from $379.5 million at December 31, 2007. Equity, including the deferred reinsurance gain related to the LPT, increased 5.8% to $851.3 million at December 31, 2008 from $804.5 million at December 31, 2007. Consolidated stockholders’ equity per share including the LPT deferred reinsurance gain increased 7.5% to $17.43 at December 31, 2008 compared to $16.21 at December 31, 2007.

Commenting on the results, President and Chief Executive Officer Douglas D. Dirks said, “Despite unprecedented uncertainty in financial markets and the downturn in national and regional economies, we delivered increased book value, a strengthened balance sheet and stable net investment income. Our results for the quarter and the year include the results of our acquired operations for November and December of 2008. With our recent acquisition, we saw fourth quarter increases in invested assets, premium and associated losses, and in underwriting expenses prior to the staffing reductions we announced in January of 2009. Our sales activities remain strong as overall organic policy count increased 7.7% since December 31, 2007 and 35.3% when 9,318 acquired policies are included. Our acquisition, including the state licenses, operations and premium, is pivotal in implementing our expansion strategy, particularly given the challenge of growing organically in a contracting economy. We will continue to integrate our expanded operations throughout 2009 with a focus on systems and best practices. Consistent with our conservative reserving philosophy, we recognized benefits from better than expected loss development related to prior years.”

Fourth quarter net premiums earned increased 25.6% to $106.1 million in 2008 from $84.4 million in 2007 due to $31.6 million in acquired earned premium. Net premiums earned for the twelve months ended December 31, 2008 declined 5.2% to $328.9 million from $346.9 million for the same period in 2007. Declines in premium were largely attributable to reductions in premium rates, competition and the economic recession. These impacts were partially offset by an overall in force policy count increase of 35.3%, including 9,318 acquired policies, to 45,599 at December 31, 2008 from 33,699 at December 31, 2007.

Fourth quarter 2008 net investment income increased $2.9 million to $22.1 million from $19.2 million in the fourth quarter of 2007 primarily due to $3.6 million in additional investment income from acquired assets. Net investment income for the twelve months ended December 31, 2008 decreased slightly by 0.7% to $78.1 million. Without the acquisition, net investment income would have decreased $4.2 million or 5.3% from the previous year largely due to one-time interest income of $1.8 million received in the first quarter of 2007 from invested net proceeds related to the issuance of common stock as part of the Company’s conversion from a mutual insurance holding company. The average pre-tax book yield on assets declined to 4.20% from 4.28% in 2007. Excluding acquired assets, the pre-tax book yield at year end 2008 would have been 4.08%. As part of the acquisition, the Company acquired over $400 million in fixed maturity assets resulting in $2.0 billion of total invested assets (fair value) at December 31, 2008 compared to $1.7 billion at December 31, 2007.

Realized losses on investments for the fourth quarter of 2008 totaled $8.3 million compared with realized gains of $0.5 million in the fourth quarter of 2007. For the twelve months ended December 31, 2008, realized losses on investments were $11.5 million compared with a gain of $0.2 million for the twelve months ended December 31, 2007. Net realized losses in 2008 are largely attributable to other-than-temporary-impairment in the value of common stock holdings and in primarily one fixed maturity security.

Fourth quarter losses and LAE increased to $56.2 million in 2008 from $32.0 million in 2007 largely due to $18.5 million in losses and LAE from acquired operations. Before the impact of the LPT, losses and LAE would have been $60.7 million in the fourth quarter of 2008 and $36.3 million in the fourth quarter of 2007. Favorable prior accident year development was $18.4 million in the fourth quarter of 2008 compared with $16.6 million in the fourth quarter of 2007. Losses and LAE for the twelve months ended December 31, 2008 decreased 4.7% to $136.5 million from $143.3 million in the twelve months ended December 31, 2007. Excluding the impact of the LPT, losses and LAE would have been $154.9 million and $161.3 million for the twelve months ended December 31, 2008 and 2007, respectively. The decrease in losses and LAE for the full year was primarily due to declines in net earned premiums. Favorable prior accident year loss development in 2008 was $71.7 million compared with $60.0 million in 2007. The 2008 current year loss estimate was 68.9% compared to 63.8% for 2007.

In the fourth quarter of 2008, commission expense of $13.2 million increased from $8.5 million in the fourth quarter of 2007 largely due to $3.3 million in commission expense from acquired operations. Commission expense for the full year 2008 decreased 1.6% to $43.6 million from $44.3 million for the same period in 2007.

Fourth quarter underwriting and other operating expense increased to $35.8 million from $23.6 million in 2007 largely due to acquired operating expenses of $11.6 million. For the full year 2008, underwriting and other operating expense increased to $102.5 million from $91.4 million in 2007 due to acquired underwriting expenses.

The fourth quarter 2008 income tax benefit of $3.1 million was primarily attributable to lower fourth quarter 2008 pre-tax income and the reduction in ultimate loss estimates on pre-privatization reserves that are not taxable. Income taxes in the full year 2008 decreased to $10.3 million from $30.6 million in 2007 due to a year over year change of $4.8 million related to the final reversal of the liability for previously unrecognized tax benefits including interest. The effective tax rate for the twelve months ended December 31, 2008 was 9.2% compared to 20.3% in 2007.

The fourth quarter 2008 combined ratio of 99.1% (103.4% before the LPT) increased from the fourth quarter 2007 combined ratio of 75.9% (81.1% before the LPT). The full year 2008 combined ratio increased 5.5 percentage points to 85.9% (91.5% before the LPT) from 80.4% (85.6% before the LPT) in 2007, with 2.1 percentage points of the increase related to the acquisition.

EHI also announced today that its Board of Directors has extended the Company's previously announced stock repurchase program through December 31, 2009, which program authorized the Company to repurchase up to $100 million of its common stock.

Under the program, the Company may repurchase common stock from time to time at prevailing market prices in open market purchases, privately negotiated transactions, accelerated stock repurchase programs, issuer self-tender offers or otherwise, as determined by the Company's management and in accordance with applicable laws and regulations, and subject to market conditions and other factors.  The program does not obligate the Company to acquire any particular amount of common stock.  The pace of repurchase activity, if any, will depend on many factors, including, without limitation, levels of cash generation from operations, cash requirements for investment in the Company's business, repayment of debt, current stock price and market conditions.  The program may be suspended, modified or discontinued at any time without prior notice.

Additionally, the Board of Directors has declared a first quarter cash dividend of six cents per share. The dividend is payable on March 25, 2009, to stockholders of record as of March 11, 2009.

Conference Call and Web Cast, Form 10-K

The Company will host a conference call Thursday, February 26, 2009 at 10:30 a.m. Pacific Time. The conference call will be available via a live web cast on the Company’s web site at www.employers.com . An archived version will be available following the call. The conference call replay number is (888) 286-8010 with a passcode of 87293366. International callers may dial (617) 801-6888.

EHI will file its Form 10-K for the period ended December 31, 2008, with the Securities and Exchange Commission (“SEC”) on Thursday, February 26, 2009. The Form 10-K will be available without charge through the EDGAR system at the SEC's Web site and will also posted on the Company's Web site, www.employers.com , and is accessible through the “Investors” link.

Discussion of Non-GAAP Financial Measures

This earnings release includes non-GAAP financial measures used to analyze the Company’s operating performance for the periods presented.

A number of these non-GAAP financial measures exclude impacts related to the LPT Agreement. The 1999 LPT Agreement was a non-recurring transaction that does not result in ongoing cash benefits and, consequently, the Company believes these non-GAAP measures are useful in providing stockholders and management a meaningful understanding of the Company’s operating performance. In addition, these measures, as defined, are helpful to management in identifying trends in the Company’s performance because the items excluded have limited significance in current and ongoing operations.

The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. These non-GAAP measures are not a substitute for GAAP measures and investors should be careful when comparing the Company’s non-GAAP financial measures to similarly titled measures used by other companies.

Net Income before impact of LPT.   Net income less (i) amortization of deferred reinsurance gain—LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.

Deferred reinsurance gain—LPT Agreement.   This reflects the unamortized gain from the LPT Agreement. Under GAAP, this gain is deferred and amortized using the recovery method, whereby the amortization is determined by the proportion of actual reinsurance recoveries to total estimated recoveries, and the amortization is reflected in losses and LAE.

Gross Premiums Written.  Gross premiums written is the sum of both direct premiums written and assumed premiums written before the effect of ceded reinsurance. Direct premiums written represents the premiums on all policies the Company’s insurance subsidiaries have issued during the year. Assumed premiums written represents the premiums that the insurance subsidiaries have received from an authorized state-mandated pool.

Net Premiums Written.  Net premiums written is the sum of direct premiums written and assumed premiums written less ceded premiums written. Ceded premiums written is the portion of direct premiums written that are ceded to reinsurers under reinsurance contracts. The Company uses net premiums written, primarily in relation to gross premiums written, to measure the amount of business retained after cession to reinsurers.

Losses and LAE before impact of LPT.   Losses and LAE before (i) amortization of deferred reinsurance gain—LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.

Losses and LAE Ratio.  The losses and LAE ratio is a measure of underwriting profitability. Expressed as a percentage, it is the ratio of losses and LAE to net premiums earned.

Commission Expense Ratio.  Commission expense ratio is the ratio (expressed as a percentage) of commission expense to net premiums earned.

Underwriting and Other Operating Expense Ratio. The underwriting and other operating expense ratio is the ratio (expressed as a percentage) of underwriting and other operating expense to net premiums earned.

Combined Ratio. The combined ratio represents the percentage of each premium dollar spent on claims and expenses. The combined ratio is the sum of the losses and LAE ratio, the commission expense ratio and the underwriting and other operating expense ratio.

Combined Ratio before impacts of LPT.  Combined ratio before impacts of LPT is the GAAP combined ratio before (i) amortization of deferred reinsurance gain—LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.

Equity including deferred reinsurance gain—LPT.   Equity including deferred reinsurance gain—LPT is total equity including the deferred reinsurance gain—LPT Agreement.

Forward-Looking Statements

In this press release, the Company and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections regarding the Company’s future operations and performance.  Certain of these statements may constitute "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and are often identified by words such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "target," "project," "intend," "believe," "estimate," "predict," "potential," "pro forma," "seek," "likely," or "continue," or other comparable terminology and their negatives.

EHI and its management caution investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in EHI’s future performance. Factors that could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements include, among other things, those discussed or identified from time to time in our public filings with the SEC, including the risks detailed in the Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 2008, June 30, 2008 and September 30, 2008 and the Company’s 2007 Annual Report on Form 10-K.

All forward-looking statements made in this news release reflect EHI’s current views with respect to future events, business transactions and business performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. The business of EHI could be affected by, among other things, competition, pricing and policy term trends, the levels of new and renewal business achieved, market acceptance, changes in demand, the frequency and severity of catastrophic events, actual loss experience, uncertainties in the loss reserving and claims settlement process, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments, the amount and timing of reinsurance recoverables, credit developments among reinsurers, changes in the cost or availability of reinsurance, market developments (including adverse developments in financial markets as a result of, among other things, changes in local, regional or national economic conditions and continued volatility and further deterioration of financial markets), credit and other risks associated with EHI’s investment activities, significant changes in investment yield rates, rating agency action, possible terrorism or the outbreak and effects of war and economic, political, regulatory, insurance and reinsurance business conditions, relations with and performance of employee agents, the integration of acquired operations (including the failure to realize anticipated benefits of such acquisitions and potential disruption from the acquisitions making it more difficult to maintain relationships with customers, employees, agents or producers), as well as management’s response to these factors, and other factors identified in EHI’s filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

The SEC filings for EHI can be accessed through the “Investors” link on the Company’s website, www.employers.com , or through the SEC's EDGAR Database at www.sec.gov (EHI EDGAR CIK No. 0001379041). EHI assumes no obligation to update this release or the information contained herein, which speaks as of the date issued.
______________________________________________________________________

Copyright © 2009 Employers Holdings, Inc. All rights reserved. EMPLOYERS® and America’s small business insurance specialist.® are registered trademarks of Employers Insurance Company of Nevada. Employers Holdings, Inc. is an insurance holding company with subsidiaries that are specialty providers of workers’ compensation insurance and services focused on select, small and medium-sized businesses engaged in low to medium hazard industries. The company, through its subsidiaries, operates in 29 states from 17 office locations. Insurance subsidiaries include Employers Insurance Company of Nevada, Employers Compensation Insurance Company, Employers Preferred Insurance Company, and Employers Assurance Company, all rated A- (Excellent) by A.M. Best Company.  Employers Preferred Insurance Company and Employers Assurance Company are also known as AmCOMP Preferred Insurance Company and AmCOMP Assurance Corporation, respectively. Additional information can be found at: http://www.employers.com .

CONTACT:

Media – Ty Vukelich, Vice President, Corporate Marketing, tvukelich@employers.com , (775) 327-2677
Analysts – Vicki Erickson, Vice President, Investor Relations, verickson@employers.com , (775) 327-2794

Employers Holdings, Inc.
Consolidated Statements of Income
(In thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2008	2007	2008	2007
	(unaudited)
Revenues
Gross premiums written	$93,004	$79,384	$322,922	$350,696
Net premiums written	$91,043	$76,537	$312,847	$338,569
Net premiums earned	$106,105	$84,448	$328,947	$346,884
Net investment income	22,147	19,237	78,062	78,623
Realized (losses) gains on investments, net	(8,313)	502	(11,524)	180
Other income	138	1,189	1,293	4,236
Total revenues	120,077	105,376	396,778	429,923

Expenses
Losses and loss adjustment expenses	56,171	31,966	136,515	143,302
Commission expense	13,153	8,539	43,618	44,336
Underwriting and other operating expenses	35,845	23,621	102,459	91,399
Interest expense	2,135	—	2,135	—
Total expenses	107,304	64,126	284,727	279,037

Net income before income taxes	12,773	41,250	112,051	150,886
Income tax (benefit) expense	(3,083)	9,486	10,266	30,603
Net income	$15,856	$31,764	$101,785	$120,283

Net income after date of conversion through December 31, 2007				$113,812
Reconciliation of net income and EPS to net income and EPS before impact of LPT Agreement
Net income	$15,856	$31,764	$101,785	$120,283
Less: Impact of LPT Agreement
Amortization of deferred reinsurance gain – LPT Agreement	4,513	4,340	18,421	18,034
Net income before LPT Agreement	$11,343	$27,424	$83,364	$102,249

Employers Holdings, Inc.
Consolidated Statements of Income
(In thousands, except share and per share data)

	For the Three Months Ended December 31,		For the Years Ended December 31,	For the Period February 5, through December 31,
	2008	2007	2008	2007
	(unaudited)
Net Income	$15,856	$31,764	$101,785	$113,812

Earnings per common share
Basic	$0.32	$0.64	$2.07	$2.19
Diluted	$0.32	$0.64	$2.07	$2.19

Weighted average shares outstanding
Basic	48,854,073	49,644,578	49,217,829	51,933,827
Diluted	48,902,010	49,674,533	49,261,228	51,943,412

				Pro Forma for the Twelve Months Ended December 31,
				2007

Net Income				$120,283

Earnings per common share
Basic				$2.32
Diluted				$2.32

Weighted average shares outstanding
Basic (1)				51,748,392
Diluted (1)				51,757,057

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,	Pro Forma for the Twelve Months Ended December 31,
	2008	2007	2008	2007
	(unaudited)
Earnings per common share for the three month period:
Basic	$0.32	$0.64	$2.07	$2.32
Diluted	$0.32	$0.64	$2.07	$2.32

Earnings per common share attributable to the LPT Agreement
Basic	$0.09	$0.09	$0.38	$0.34
Diluted	$0.09	$0.09	$0.38	$0.34

Pro forma earnings per common share before the LPT Agreement
Basic	$0.23	$0.55	$1.69	$1.98
Diluted	$0.23	$0.55	$1.69	$1.98

(1)
The pro forma earnings per common share for the twelve months ended December 31, 2007 includes shares outstanding for the period after the Company’s conversion on February 5, 2007 (52,818,747), and for the period prior to the conversion assuming the common stock available to eligible members (50,000,002).

Employers Holdings, Inc.
Consolidated Balance Sheets
(In thousands, except share data)

	December 31,	December 31,
	2008	2007
Assets
Available for Sale:
Fixed maturity investments at fair value (amortized cost $1,870,227 in 2008 and $1,594,159 in 2007)	$1,909,391	$1,618,903
Equity securities at fair value (cost of $43,014 in 2008 and $60,551 in 2007)	58,526	107,377
Short-term investments at fair value (amortized cost $74,952 at December 31, 2008)	75,024	—
Total investments	2,042,941	1,726,280
Cash and cash equivalents	202,893	149,703
Accrued investment income	24,201	19,345
Premiums receivable, less bad debt allowance of $7,911 in 2008 and $6,037 in 2007	91,273	36,402
Reinsurance recoverable for:
Paid losses	12,723	10,218
Unpaid losses, less allowance of $1,335 in 2008 and $1,308 in 2007	1,075,015	1,051,333
Funds held by or deposited with reinsureds	88,163	95,884
Deferred policy acquisition costs	32,365	14,901
Federal income taxes recoverable	11,042	—
Deferred income taxes, net	80,968	59,730
Property and equipment, net	14,098	14,133
Intangible assets, net	18,218	—
Goodwill	36,192	—
Other assets	26,621	13,299
Total assets	$3,756,713	$3,191,228

Liabilities and stockholders’ equity
Claims and policy liabilities:
Unpaid losses and loss adjustment expenses	$2,506,478	$2,269,710
Unearned premiums	139,310	63,924
Policyholders’ dividends accrued	8,737	386
Total claims and policy liabilities	2,654,525	2,334,020

Commissions and premium taxes payable	12,691	7,493
Federal income taxes payable	—	13,884
Accounts payable and accrued expenses	24,192	20,682
Deferred reinsurance gain–LPT Agreement	406,581	425,002
Notes payable	182,000	—
Other liabilities	31,996	10,694
Total liabilities	3,311,985	2,811,775

Commitments and contingencies: Stockholders’ equity
Common stock, $0.01 par value; 150,000,000 shares authorized;
53,528,207 and 53,527,907 issued and 48,830,140 and 49,616,635 shares
outstanding at December 31, 2008 and December 31, 2007 respectively	535	535
Preferred stock, $0.01 par value; 25,000,000 shares authorized; none issued	—	—
Additional paid-in capital	306,032	302,862
Retained earnings	194,509	104,536
Accumulated other comprehensive income, net	32,804	46,520
Treasury stock, at cost (4,698,067 shares at December 31, 2008 and 3,911,272 shares at December 31, 2007)	(89,152)	(75,000)
Total stockholders’ equity	444,728	379,453
Total liabilities and stockholders’ equity	$3,756,713	$3,191,228

	December 31,	December 31,
	2008	2007
Equity including deferred reinsurance gain – LPT
Total stockholders’ equity	$444,728	$379,453
Deferred reinsurance gain – LPT Agreement	406,581	425,002
Total equity including deferred reinsurance gain – LPT Agreement	$851,309	$804,455

Employers Holdings, Inc.
Consolidated Statements of Cash Flows
(In thousands)
	Years Ended December 31,
	2008	2007
Operating activities
Net income	$101,785	$120,283
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,226	6,406
Stock-based compensation	3,161	1,720
Amortization of premium on investments, net	6,226	6,430
Allowance for doubtful accounts – premiums receivable	(705)	(874)
Allowance for doubtful accounts – unpaid reinsurance recoverable	27	32
Deferred income tax expense	4,511	4,779
Realized losses (gains) on investments, net	11,524	(180)
Realized losses on retirement of assets	22	23
Change in operating assets and liabilities, net of effect of acquisition:
Accrued investment income	(469)	(914)
Premiums receivable	23,203	15,783
Reinsurance recoverable on paid and unpaid losses	37,938	46,317
Funds held by or deposited with reinsureds	7,721	7,071
Unpaid losses and loss adjustment expenses	(71,980)	(38,045)
Unearned premiums	(20,471)	(9,331)
Federal income taxes payable	(20,672)	(10,378)
Accounts payable, accrued expenses and other liabilities	(3,527)	(9,428)
Deferred reinsurance gain - LPT Agreement	(18,421)	(18,034)
Other	215	(1,506)
Net cash provided by operating activities	67,314	120,154

Investing activities
Purchase of fixed maturities	(113,587)	(252,275)
Purchase of equity securities	(558)	(1,037)
Proceeds from sale of fixed maturities	42,467	208,697
Proceeds from sale of equity securities	4,010	4,264
Proceeds from maturities and redemptions of investments	105,424	55,475
Cash paid for acquisition, net of cash and cash equivalents acquired	(168,903)	—
Capital expenditures and other, net	(3,926)	(4,964)
Net cash (used in) provided by investing activities	(135,073)	10,160

Financing activities
Issuance of common stock, net	—	486,670
Cash paid to eligible policyholders under plan of conversion	—	(462,989)
Acquisition of treasury stock	(14,152)	(75,000)
Dividends paid to stockholders	(11,808)	(9,276)
Debt issuance costs	(375)	—
Payments on notes payable	(2,678)	—
Proceeds from notes payable	150,000	—
Other	(38)	—
Net cash provided by (used in) financing activities	120,949	(60,595)

Net increase in cash and cash equivalents	53,190	69,719
Cash and cash equivalents at the beginning of the year	149,703	79,984
Cash and cash equivalents at the end of the year	$202,893	$149,703

Cash paid for income taxes	$22,526	$36,200
Cash paid for interest	1,782	—

Schedule of non-cash transactions
Stock issued in exchange for membership interest	$—	$281,073

Employers Holdings, Inc.
Calculation of Combined Ratio before the Impact of the LPT Agreement
(In thousands, except for percentages)

	Three Months Ended December 31,		Years Ended December 31,
	2008	2007	2008	2007
	(unaudited)
Net Premiums Earned	$106,105	$84,448	$328,947	$346,884

Losses and Loss Adjustment Expenses	$56,171	$31,966	$136,515	$143,302
Loss & LAE Ratio	52.9%	37.9%	41.5%	41.3%

Losses and Loss Adjustment Expenses	$56,171	$31,966	$136,515	$143,302
Impacts of LPT	4,513	4,340	18,421	18,034
Loss & LAE before impacts of LPT	$60,684	$36,306	$154,936	$161,336
LPT Impacts to the Loss & LAE Ratio	4.3%	5.1%	5.6%	5.2%
Loss & LAE Ratio before impacts of LPT	57.2%	43.0%	47.1%	46.5%

Commission Expense	$13,153	$8,539	$43,618	$44,336
Commission Expense Ratio	12.4%	10.1%	13.3%	12.8%

Underwriting & Other Operating Expenses	$35,845	$23,621	$102,459	$91,399
Underwriting & Other Operating Expenses Ratio	33.8%	28.0%	31.1%	26.3%

Total Expense	$105,169	$64,126	$282,592	$279,037
Combined Ratio	99.1%	75.9%	85.9%	80.4%

Total Expense before impacts of the LPT	$109,682	$68,466	$301,013	$297,071
Combined Ratio before impacts of LPT	103.4%	81.1%	91.5%	85.6%